Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $1.01

•	Net earnings of $235.8 million, or $1.01 per diluted share, compared to net earnings of $223.3 million, or $0.96 per diluted share

•	Deliveries of 6,779 homes – up 7%

•	New orders of 7,018 homes – up 8%; new orders dollar value of $2.6 billion – up 10%

•	Backlog of 9,253 homes – up 12%; backlog dollar value of $3.4 billion – up 14%

•	Revenues of $2.8 billion – up 14%

•	Lennar Homebuilding operating earnings of $344.9 million, compared to $333.7 million – up 3%

•	Gross margin on home sales of 22.6%, compared to 24.1%

•	S,G&A expenses as a % of revenues from home sales improved to 9.3% from 9.9%

•	Operating margin on home sales of 13.2%, compared to 14.1%

•	Lennar Financial Services operating earnings of $53.2 million, compared to $39.4 million

•	Rialto operating earnings (net of noncontrolling interests) of $5.9 million, compared to $9.0 million

•	Lennar Multifamily operating earnings of $2.6 million, compared to an operating loss of $3.0 million

•	Lennar Homebuilding cash and cash equivalents of $568 million

•	$125 million outstanding under the credit facility and increased maximum borrowings to $1.8 billion

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 39.9%

(more)

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Miami, September 20, 2016 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2016. Third quarter net earnings attributable to Lennar in 2016 were $235.8 million, or $1.01 per diluted share, compared to third quarter net earnings attributable to Lennar in 2015 of $223.3 million, or $0.96 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are very pleased, once again to announce very solid quarterly results for our company, with third quarter earnings per share of $1.01. While the housing market’s recovery has continued to progress on a slow, steady and sometimes, choppy path, we have continued to manage our sales and delivery targets in the 7% - 10% range, while focusing on bottom-line profitability and balance sheet strength.
"Our third quarter new orders and home deliveries increased 8% and 7% year-over-year, respectively, to 7,018 homes and 6,779 homes, respectively. Our core homebuilding business continued to produce solid operating results in the third quarter of 2016 as our operating margin was 13.2%, notwithstanding a lower gross margin in the quarter, as expected. We continue to see benefits stemming from our focus on S,G&A generally, and digital marketing in particular, which helped to reduce S,G&A as a percentage of home sales revenues to 9.3%.
"We have continued to focus our land spend on high quality, 'A' locations while also ramping up our first-time homebuyer land positions as that segment of the market continues to improve. Meanwhile, our balance sheet continues to strengthen, positioning us well to seize unique, strategic opportunities as they present themselves."
Mr. Miller continued, "Alongside our homebuilding business, our financial services operations reported strong earnings of $53.2 million in our third quarter, our highest earnings for this segment since the third quarter of 2006. The 35% increase in earnings, compared to the same period last year, was primarily due to an increase in refinance volume and higher profit per transaction in our mortgage and title operations."
Mr. Miller concluded, "Our homebuilding business and financial services operations continue to be the primary drivers of our quarterly results and earnings growth. Concurrently, our ancillary businesses of Rialto, Lennar Multifamily and FivePoint continue to mature and position our company for even stronger, long-term value creation."

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2016 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2015
Lennar Homebuilding
Revenues from home sales increased 11% in the third quarter of 2016 to $2.4 billion from $2.2 billion in the third quarter of 2015. Revenues were higher primarily due to a 7% increase in the number of home deliveries, excluding unconsolidated entities, and a 3% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 6,758 homes in the third quarter of 2016 from 6,314 homes in the third quarter of 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except in Homebuilding Houston. The decrease in home deliveries in Houston was primarily due to less demand in the higher priced communities driven by volatility in the energy sector. The average sales price of homes delivered increased to $362,000 in the third quarter of 2016 from $350,000 in the third quarter of 2015. Sales incentives offered to homebuyers were $22,500 per home delivered in the third quarter of 2016, or 5.9% as a percentage of home sales revenue, compared to $20,700 per home delivered in the third quarter of 2015, or 5.6% as a percentage of home sales revenue, and $21,800 per home delivered in the second quarter of 2016, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $551.7 million, or 22.6%, in the third quarter of 2016, compared to $531.4 million, or 24.1%, in the third quarter of 2015. Gross margin percentage on home sales decreased compared to the third quarter of 2015 primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $228.1 million in the third quarter of 2016, compared to $219.0 million in the third quarter of 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.3% in the third quarter of 2016, from 9.9% in the third quarter of 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($18.0) million in the third quarter of 2016, compared to $13.3 million in the third quarter of 2015. In the third quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination and the Company's share of net operating losses associated with the new FivePoint unconsolidated entity. In the third quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $21.5 million of equity in earnings from one of the Company's unconsolidated entities primarily due to a gain on debt extinguishment and sales of homesites to third parties.

4-4-4
Lennar Homebuilding other income, net, was $30.9 million in the third quarter of 2016, compared to $4.2 million in the third quarter of 2015. Other income, net, in the third quarter of 2016 was primarily related to $17.4 million of management fee income related to one of Lennar Homebuilding's strategic joint ventures and a gain of $8.7 million on the sale of a clubhouse.
Lennar Homebuilding interest expense was $62.7 million in the third quarter of 2016 ($60.3 million was included in costs of homes sold, $1.4 million in costs of land sold and $1.0 million in other interest expense), compared to $58.9 million in the third quarter of 2015 ($55.5 million was included in costs of homes sold, $0.6 million in costs of land sold and $2.8 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $53.2 million in the third quarter of 2016, compared to $39.4 million in the third quarter of 2015. The increase in profitability was primarily due to an increase in refinance volume and higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating earnings for the Rialto segment was $5.9 million in the third quarter of 2016 (which included a $0.1 million operating loss and an add back of $6.0 million of net loss attributable to noncontrolling interests). Operating earnings for the third quarter of 2015 were $9.0 million (which included $7.0 million of operating earnings and an add back of $2.0 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $63.9 million in the third quarter of 2016, compared to $51.6 million in the third quarter of 2015. Revenues increased primarily due to an increase in Rialto Mortgage Finance ("RMF") securitization revenues due to improved pricing. Expenses in this segment were $62.3 million in the third quarter of 2016, compared to $53.3 million in the third quarter of 2015. Expenses increased primarily due to an increase in general and administrative expenses and an increase in securitization expenses related to RMF.
Rialto equity in earnings from unconsolidated entities was $6.0 million and $7.6 million in the third quarter of 2016 and 2015, respectively, related to Rialto's share of earnings from its real estate funds (the "Funds").
Rialto other income (expense), net, was ($7.6) million in the third quarter of 2016, compared to $1.2 million in the third quarter of 2015. The decrease in other income (expense), net, was primarily attributable to an increase in real estate owned ("REO") impairments and a decrease in net realized gains on the sale of REO and in rental and other income.

5-5-5
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $2.6 million in the third quarter of 2016, primarily due to the segment's $8.0 million share of a gain related to the sale of an operating property by one of Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses. In the third quarter of 2015, the Lennar Multifamily segment had an operating loss of $3.0 million primarily due to general and administrative expenses, partially offset by management fee income and by the segment's $5.7 million share of a gain related to the sale of an operating property by one of Lennar Multifamily's unconsolidated entities.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $61.2 million, or 2.2% as a percentage of total revenues, in the third quarter of 2016, compared to $56.5 million, or 2.3% as a percentage of total revenues, in the third quarter of 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($2.7) million and $1.7 million in the third quarter of 2016 and 2015, respectively. Net loss attributable to noncontrolling interests during the third quarter of 2016 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures. Net earnings attributable to noncontrolling interests during the third quarter of 2015 were primarily attributable to earnings related to the Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans.

6-6-6
NINE MONTHS ENDED AUGUST 31, 2016 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2015
Lennar Homebuilding
Revenues from home sales increased 16% in the nine months ended August 31, 2016 to $6.6 billion from $5.7 billion in the nine months ended August 31, 2015. Revenues were higher primarily due to a 10% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 18,275 homes in the nine months ended August 31, 2016 from 16,604 homes in the nine months ended August 31, 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except in Homebuilding Houston. The decrease in home deliveries in Houston was primarily due to less demand in the higher priced communities driven by volatility in the energy sector. The average sales price of homes delivered increased to $363,000 in the nine months ended August 31, 2016 from $343,000 in the nine months ended August 31, 2015. Sales incentives offered to homebuyers were $22,000 per home delivered in the nine months ended August 31, 2016, or 5.7% as a percentage of home sales revenue, compared to $21,300 per home delivered in the nine months ended August 31, 2015, or 5.8% as a percentage of home sales revenue.
Gross margins on home sales were $1.5 billion, or 22.8%, in the nine months ended August 31, 2016, compared to $1.4 billion, or 23.7%, in the nine months ended August 31, 2015. Gross margin percentage on home sales decreased compared to the nine months ended August 31, 2015 primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $642.8 million in the nine months ended August 31, 2016, compared to $588.4 million in the nine months ended August 31, 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.7% in the nine months ended August 31, 2016, from 10.3% in the nine months ended August 31, 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($24.7) million in the nine months ended August 31, 2016, compared to $48.7 million in the nine months ended August 31, 2015. In the nine months ended August 31, 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination and the Company's share of net operating losses associated with the new FivePoint unconsolidated entity. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties. In the nine months ended August 31, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $64.5 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites and a commercial property to third parties and a gain on debt extinguishment, partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities.

7-7-7
Lennar Homebuilding other income, net, totaled $46.4 million in the nine months ended August 31, 2016, compared to $10.3 million in the nine months ended August 31, 2015. In the nine months ended August 31, 2016, other income, net, included management fee income and a profit participation related to Lennar Homebuilding's strategic joint ventures and a gain on the sale of a clubhouse. In the nine months ended August 31, 2015, other income, net, included a $6.5 million gain on the sale of an operating property.
Lennar Homebuilding interest expense was $171.8 million in the nine months ended August 31, 2016 ($165.8 million was included in costs of homes sold, $2.7 million in costs of land sold and $3.3 million in other interest expense), compared to $154.6 million in the nine months ended August 31, 2015 ($142.3 million was included in costs of homes sold, $1.7 million in costs of land sold and $10.7 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $112.3 million in the nine months ended August 31, 2016, compared to $94.0 million in the nine months ended August 31, 2015. The increase in profitability was primarily due to higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating loss for the Rialto segment was $5.9 million in the nine months ended August 31, 2016 (which included a $16.5 million operating loss and an add back of $10.6 million of net loss attributable to noncontrolling interests). Operating earnings in the nine months ended August 31, 2015 were $21.2 million (which included $16.7 million of operating earnings and an add back of $4.5 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $152.4 million in the nine months ended August 31, 2016, compared to $160.7 million in the nine months ended August 31, 2015. Revenues decreased primarily due to a decrease in RMF securitization revenues due to lower securitization volume in early 2016. Expenses in this segment were $155.4 million in the nine months ended August 31, 2016, compared to $161.6 million in the nine months ended August 31, 2015. Expenses decreased primarily due to a decrease in general and administrative expenses.
Rialto equity in earnings from unconsolidated entities was $14.3 million and $17.6 million in the nine months ended August 31, 2016 and 2015, respectively, related to Rialto's share of earnings from the Funds.
Rialto other income (expense), net, was ($27.9) million in the nine months ended August 31, 2016, compared to $28 thousand in the nine months ended August 31, 2015. The decrease in other income (expense), net, was primarily attributable to a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio, and an increase in REO impairments and other expenses. The hospital is managed by a third-party management company.

8-8-8
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $29.8 million in the nine months ended August 31, 2016, primarily due to the segment's $43.8 million share of gains related to the sales of three operating properties by Lennar Multifamily's unconsolidated entities, a gross profit of $5.2 million on a third-party land sale and management fee income, partially offset by general and administrative expenses. In the nine months ended August 31, 2015, the Lennar Multifamily segment had an operating loss of $17.4 million primarily due to general and administrative expenses, partially offset by management fee income, general contractor income, net, and by the segment's $5.7 million share of a gain related to the sale of an operating property by one of Lennar Multifamily's unconsolidated entities.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $164.6 million, or 2.2% as a percentage of total revenues, in the nine months ended August 31, 2016, compared to $150.4 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $4.2 million and $5.2 million in the nine months ended August 31, 2016 and 2015, respectively, which were both primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss, related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
OTHER TRANSACTIONS
Debt Transactions
During the three and nine months ended August 31, 2016, holders converted approximately $175 million and $243 million aggregate principal amount, respectively, of the Company's 3.25% convertible senior notes due 2021 for approximately 7.5 million shares and 10.3 million shares, respectively, of Class A common stock.
In June 2016, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the maximum borrowings from $1.6 billion to $1.8 billion, including a $318 million accordion feature, subject to additional commitments, with certain financial institutions. The maturity for $1.3 billion of the Credit Facility was extended from June 2019 to June 2020, with the remaining $160 million maturing in June 2018.

9-9-9
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, September 20, 2016. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3299 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2016	2015	2016	2015
Revenues:
Lennar Homebuilding	$2,496,969	2,232,318	6,734,335	5,789,788
Lennar Financial Services	191,444	168,748	491,340	463,460
Rialto	63,885	51,554	152,434	160,682
Lennar Multifamily	81,596	39,078	195,264	114,511
Total revenues	$2,833,894	2,491,698	7,573,373	6,528,441

Lennar Homebuilding operating earnings	$344,882	333,712	908,216	834,145
Lennar Financial Services operating earnings	53,248	39,437	112,267	94,017
Rialto operating earnings (loss)	(57)	6,993	(16,533)	16,682
Lennar Multifamily operating earnings (loss)	2,649	(2,990)	29,774	(17,378)
Corporate general and administrative expenses	(61,164)	(56,494)	(164,634)	(150,355)
Earnings before income taxes	339,558	320,658	869,090	777,111
Provision for income taxes	(106,427)	(95,621)	(266,469)	(250,573)
Net earnings (including net earnings attributable to noncontrolling interests)	233,131	225,037	602,621	526,538
Less: Net earnings (loss) attributable to noncontrolling interests	(2,711)	1,725	4,230	5,247
Net earnings attributable to Lennar	$235,842	223,312	598,391	521,291

Average shares outstanding:
Basic	223,549	206,439	215,814	204,120
Diluted	231,818	230,548	230,217	230,635

Earnings per share:
Basic	$1.04	1.07	2.74	2.53
Diluted (1)	$1.01	0.96	2.59	2.25

Supplemental information:
Interest incurred (2)	$70,038	70,746	213,485	217,237

EBIT (3):
Net earnings attributable to Lennar	$235,842	223,312	598,391	521,291
Provision for income taxes	106,427	95,621	266,469	250,573
Interest expense	62,694	58,922	171,784	154,631
EBIT	$404,963	377,855	1,036,644	926,495

(1)
For the three and nine months ended August 31, 2016, diluted earnings per share includes an add back of interest of $1.0 million and $4.8 million, respectively, related to the Company's 3.25% convertible senior notes. For the three and nine months ended August 31, 2015, diluted earnings per share includes an add back of interest of $2.0 million and $5.9 million, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2016	2015	2016	2015
Lennar Homebuilding revenues:
Sales of homes	$2,443,337	2,209,010	6,627,596	5,693,691
Sales of land	53,632	23,308	106,739	96,097
Total revenues	2,496,969	2,232,318	6,734,335	5,789,788

Lennar Homebuilding costs and expenses:
Costs of homes sold	1,891,661	1,677,648	5,115,451	4,341,703
Costs of land sold	44,239	16,636	86,319	73,865
Selling, general and administrative	228,127	218,999	642,750	588,372
Total costs and expenses	2,164,027	1,913,283	5,844,520	5,003,940
Lennar Homebuilding operating margins	332,942	319,035	889,815	785,848
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(18,034)	13,300	(24,667)	48,693
Lennar Homebuilding other income, net	30,947	4,189	46,391	10,305
Other interest expense	(973)	(2,812)	(3,323)	(10,701)
Lennar Homebuilding operating earnings	$344,882	333,712	908,216	834,145

Lennar Financial Services revenues	$191,444	168,748	491,340	463,460
Lennar Financial Services costs and expenses	138,196	129,311	379,073	369,443
Lennar Financial Services operating earnings	$53,248	39,437	112,267	94,017

Rialto revenues	$63,885	51,554	152,434	160,682
Rialto costs and expenses	62,306	53,323	155,416	161,610
Rialto equity in earnings from unconsolidated entities	5,976	7,590	14,337	17,582
Rialto other income (expense), net	(7,612)	1,172	(27,888)	28
Rialto operating earnings (loss)	$(57)	6,993	(16,533)	16,682

Lennar Multifamily revenues	$81,596	39,078	195,264	114,511
Lennar Multifamily costs and expenses	84,007	47,072	204,244	136,293
Lennar Multifamily equity in earnings from unconsolidated entities	5,060	5,004	38,754	4,404
Lennar Multifamily operating earnings (loss)	$2,649	(2,990)	29,774	(17,378)

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended August 31,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,127	2,883	$971,636	906,894	$311,000	315,000
Central	1,195	987	419,813	316,924	351,000	321,000
West	1,423	1,411	678,289	638,168	477,000	452,000
Houston	617	685	190,722	196,471	309,000	287,000
Other	417	352	198,873	151,971	477,000	432,000
Total	6,779	6,318	$2,459,333	2,210,428	$363,000	350,000
Of the total homes delivered listed above, 21 homes with a dollar value of $16.0 million and an average sales price of $762,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2016, compared to 4 home deliveries with a dollar value of $1.4 million and an average sales price of $354,000 for the three months ended August 31, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	3,376	3,070	$1,055,043	939,002	$313,000	306,000
Central	1,193	1,029	413,057	350,012	346,000	340,000
West	1,497	1,411	722,888	683,352	483,000	484,000
Houston	521	606	164,996	184,075	317,000	304,000
Other	431	379	211,767	180,875	491,000	477,000
Total	7,018	6,495	$2,567,751	2,337,316	$366,000	360,000
Of the total new orders listed above, 4 homes with a dollar value of $1.6 million and an average sales price of $396,000 represent new orders from unconsolidated entities for the three months ended August 31, 2016, compared to 29 new orders with a dollar value of $18.0 million and an average sales price of $621,000 for the three months ended August 31, 2015.

	For the Nine Months Ended August 31,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,223	7,577	$2,573,062	2,327,358	$313,000	307,000
Central	3,236	2,619	1,098,885	823,003	340,000	314,000
West	4,094	3,690	1,965,207	1,644,870	480,000	446,000
Houston	1,687	1,782	503,443	504,034	298,000	283,000
Other	1,095	967	526,743	413,552	481,000	428,000
Total	18,335	16,635	$6,667,340	5,712,817	$364,000	343,000
Of the total homes delivered listed above, 60 homes with a dollar value of $39.7 million and an average sales price of $662,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2016, compared to 31 home deliveries with a dollar value of $19.1 million and an average sales price of $617,000 for the nine months ended August 31, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	9,472	8,579	$2,962,985	2,647,853	$313,000	309,000
Central	3,810	3,158	1,314,507	1,035,381	345,000	328,000
West	4,568	4,357	2,181,306	2,029,917	478,000	466,000
Houston	1,674	1,810	509,744	533,184	305,000	295,000
Other	1,250	1,149	588,962	509,196	471,000	443,000
Total	20,774	19,053	$7,557,504	6,755,531	$364,000	355,000
Of the total new orders listed above, 28 homes with a dollar value of $15.7 million and an average sales price of $561,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2016, compared to 79 new orders with a dollar value of $48.0 million and an average sales price of $608,000 for the nine months ended August 31, 2015.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	August 31,
	2016	2015	2016	2015	2016	2015
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	4,211	3,790	$1,370,469	1,205,679	$325,000	318,000
Central	1,944	1,500	693,395	523,098	357,000	349,000
West	1,828	1,658	888,590	822,611	486,000	496,000
Houston	685	858	214,466	255,016	313,000	297,000
Other (2)	585	444	277,323	209,285	474,000	471,000
Total	9,253	8,250	$3,444,243	3,015,689	$372,000	366,000
Of the total homes in backlog listed above, 57 homes with a backlog dollar value of $38.3 million and an average sales price of $673,000 represent the backlog from unconsolidated entities at August 31, 2016, compared to 115 homes with a backlog dollar value of $68.7 million and an average sales price of $598,000 at August 31, 2015.

(1)	During the nine months ended August 31, 2016, the Company acquired 110 homes in backlog.

(2)	During the nine months ended August 31, 2016, the Company acquired 58 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(1)
West: California and Nevada
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2016	2015	2015
Lennar Homebuilding debt	$4,920,848	5,025,130	5,236,502
Stockholders' equity	6,545,535	5,648,944	5,360,016
Total capital	$11,466,383	10,674,074	10,596,518
Lennar Homebuilding debt to total capital	42.9%	47.1%	49.4%

Lennar Homebuilding debt	$4,920,848	5,025,130	5,236,502
Less: Lennar Homebuilding cash and cash equivalents	567,708	893,408	595,719
Net Lennar Homebuilding debt	$4,353,140	4,131,722	4,640,783
Net Lennar Homebuilding debt to total capital (1)	39.9%	42.2%	46.4%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.